UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 24, 2008

(Date of earliest event reported)

INNODATA ISOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22196	13-3475943
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Three University Plaza		07601
Hackensack, NJ 07601		(Zip Code)
(Address of principal executive
offices)

(201) 371-2828
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 24, 2008 the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Innodata Isogen, Inc. (the “Company”) resolved that incentive compensation awards for the named executive officers for 2008 would be based on the extent to which the Company achieves goals for 2008 revenues (excluding revenue from mergers and acquisitions), bookings, pre-tax income, and revenues from mergers and acquisitions. The named executive officers are Jack Abuhoff, Chairman, President and Chief Executive Officer, Steven Ford, Executive Vice President and Chief Financial Officer, and Ashok Mishra, Executive Vice President and Chief Operating Officer.

Specifically, if the revenue goal is achieved, Messrs. Abuhoff, Ford and Mishra will receive an award equal to 15%, 3.75% and 10%, respectively, of their respective $424,350, $310,500 and $220,000 2008 base salaries.

If the bookings goal is achieved, Messrs. Abuhoff, Ford and Mishra will receive an award equal to 15%, 3.75% and 10%, respectively, of their respective 2008 base salaries.

If the pre-tax income goal is achieved, Messrs. Abuhoff, Ford and Mishra will receive an award equal to 30%, 15% and 20%, respectively, of their respective 2008 base salaries.

If the revenue from the mergers and acquisitions goal is achieved, Mr. Ford will receive an award equal to 7.5% of his 2008 base salary.

For each 1% (up to a maximum of 20%) by which actual performance exceeds any goal, the award for that goal will increase by 3%. For each 1% by which actual performance is less than any goal, the award for that goal will decrease by 4%.

If less than 85% of the revenue goal is achieved, no incentive compensation will be earned for that performance measure. If less than 85% of the bookings goal is achieved, no incentive compensation will be earned for that performance measure. If less than 90% of the pre-tax income goal is achieved, no incentive compensation will be earned for that performance measure. If less than 90% of the revenue from mergers and acquisitions goal is achieved, no incentive compensation will be earned for that performance measure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA ISOGEN, INC.

Date: July 30, 2008	By:	/s/ Amy R. Agress
Amy R. Agress
Vice President, General Counsel and Secretary